                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                ______________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 1



                             InfoCure Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  456 65A 108
--------------------------------------------------------------------------------
                                (CUSIP Number)

-----------------------------                             ----------------------
CUSIP No. 45665A 108                   13G                   Page 2 of 6 Pages
          ----------
----------------------------                              ----------------------

--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Frederick L. Fine
          SSN:

--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [_]

                                                                     (b) [_]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S. Citizen
--------------------------------------------------------------------------------
  NUMBER OF SHARES BENE-          5  SOLE VOTING POWER
  FICIALLY OWNED BY EACH             446,694 (1)
  REPORTING PERSON WITH
                               -------------------------------------------------
                                  6  SHARED VOTING POWER
                                     -0-
                               -------------------------------------------------
                                  7  SOLE DISPOSITIVE POWER
                                     446,694 (1)
                               -------------------------------------------------
                                  8  SHARED DISPOSITIVE POWER
                                     -0-
--------------------------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          446,694 (1)
--------------------------------------------------------------------------------
(1) Includes 3,579 shares held by Mr. Fine for the benefit of his children and 1,193 shares held by a charitable trust over which Mr. Fine has sole voting and investment control.

--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

          CERTAIN SHARES*                                              [_]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.79%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:
            InfoCure Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1765 The Exchange
            Suite 450
            Atlanta, Georgia 30339

ITEM 2(A).  NAME OF PERSON FILING:
            Frederick L. Fine

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            1765 The Exchange
            Suite 450
            Atlanta, GA 30339

ITEM 2(C).  CITIZENSHIP:
            U.S. Citizen

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock

ITEM 2(E).  CUSIP NUMBER:
            456 65A 108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)   [_]   Broker or dealer registered under Section 15 of the Act,
     (b)   [_]   Bank as defined in Section 3(a)(6) of the Act,
     (c)   [_]   Insurance Company as defined in Section 3(a)(19) of the Act,
     (d)   [_]   Investment Company registered under Section 8 of the Investment
                 Company Act,

     (e)   [_]   Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940,

     (f)   [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g)   [_]   Parent Holding Company, in accordance with Rule 13d-
                 1(b)(ii)(G); see Item 7,

     (f)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.    OWNERSHIP.
           (a)    Amount Beneficially Owned:      446,694 (1)
           (b)    Percent of Class:                 7.79%
           (c)    Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote   446,694 (1)
                                                                   ----------
                  (ii)  Shared power to vote or to direct             -0-
                        the vote                                   ----------

                  (iii) Sole power to dispose or to direct         446,694 (1)
                        the disposition of                         ----------

                  (iv)  Shared power to dispose or to direct          -0-
                        the disposition of                         ----------

(1) Includes 3,579 shares held by Mr. Fine for the benefit of his children and 1,193 shares held by a charitable trust over which Mr. Fine has sole voting and investment control.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 10, 1998


                              By:  /s/ Frederick L. Fine
                                 -----------------------
                                       Frederick L. Fine
                                       President and Chief Executive Officer
                                       InfoCure Corporation